Exhibit 99.1

JAMDAT Mobile

Third Quarter 2004 Earnings

Conference Call

November 8, 2004

Operator:                                              Good afternoon ladies and gentlemen, and thank you for standing by.  Welcome to the JAMDAT Mobile third quarter fiscal 2004 earnings conference call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to cue up for questions.  If anyone has any difficulties hearing the conference, please press star zero for operator assistance at any time.  I would like to remind everyone that this conference is being recorded.  And now it is my pleasure to turn the floor over to Mr. John Mills of Integrated Corporate Relations.  Please go ahead, sir.

John Mills:                                           Thank you.  On today’s call are Mitch Lasky, JAMDAT’s president and chief executive officer and Michael Marchetti, the company’s chief financial officer.  Before turning the call over to Mr. Lasky, I would like to remind everyone that comments made on this call may contain forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for JAMDAT’s market and the demand for its products.  Please refer to JAMDAT’s reports and filings with the Securities and Exchange Commission, including the S-1 IPO filing for further discussion of these risks and uncertainties.  We caution that any information regarding forward-looking statements included in this conference call is made as of the date of this call and the company does not undertake any obligations to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.  And now, I would like to introduce Mitch Lasky, Chairman and CEO of JAMDAT.  Mitch?

Mitch Lasky:                                        Thank you and welcome everyone to JAMDAT’s first earnings release conference call.

                                                These past several months have been a very exciting time here at JAMDAT.  On October fourth, we completed our initial public offering and are very pleased to be here with you today on our first earnings call as a publicly-traded company.

                                                As you can see from our earnings release, we had another successful quarter — with revenues up 133% from a year ago — our 11th consecutive quarter of double digit sequential revenue growth.

                                                JAMDAT maintained a leadership position in the mobile gaming industry and continued to build market share. But more importantly, we believe the fundamental drivers of the mobile entertainment business continued to improve in the U.S. and elsewhere in the world in the third quarter.

                                                Being that this is our first conference call, we wanted to spend a few minutes at the beginning discussing the mobile entertainment business generally and JAMDAT’s strategy.

                                                We founded JAMDAT four years ago because we saw a large market opportunity — the mobile phone as the next mass market platform for the $20 billion a year interactive entertainment industry.  We recognized that the unique problems of making and distributing games for cell phones would create an early-mover advantage for companies like JAMDAT focused on publishing mobile entertainment.

                                                With strategic investments from Qualcomm, Sun Microsystems, Intel and Sprint PCS, we have grown from a small team in Los Angeles to a 200 plus employee company with offices in five countries.  Our distribution platform now includes 83 wireless carriers in 39 countries around the world.  We have over 90 applications generating revenue for us.

                                                Our business model is significantly different from the traditional video game publishing business.   Traditional video game publishers manufacture, box and ship games to retail outlets, booking revenue on the sale of units to the retail stores.  They maintain significant returns reserves to account for the fact that these units have not yet sold through to end users.  Traditional video game publishers typically have large amounts of capital tied up in physical inventory — as much as $10 per unit they produce.

                                                JAMDAT, on the other hand, delivers mobile game content electronically, and records revenue only when end users have purchased our applications and the associated charges appear on their phone bills.  Our wireless distribution involves limited bad debt risk and receivables risk, and no need for returns reserves.  Because we deliver our content electronically, our per-unit cost to deliver one unit is not materially different than our cost to deliver one million units.

                                                The key driver of our business is the adoption by consumers of game-capable mobile phones, what we call next generation mobile phones.  Today, that generally means phones with color screens, the BREW or Java application environment, and access to a commercial publishing platform like Verizon’s Get It Now!

                                                Mobile gaming is still in its infancy, unlike ring tone distribution, where almost all handsets are accessible, we estimate that just over 20% of phones in the U.S. are game-capable and accessible through a carrier publishing platform, up from a only a few thousand two years ago.  We caution that these are our internal estimates since carriers generally do not break out next-generation phone sales in their financial reporting.

                                                Color screen handsets with next-generation capabilities are popular with consumers, and we believe demand is being fueled by aggressive pricing on the part of carriers as they compete for market share.  Often these next-generation handsets sell for under $100.

                                                We believe these trends are positive for the growth of the next-generation phone installed base and, because we believe there is a connection between next-generation phone sales and our ability to sell games, for JAMDAT’s revenue growth as well.

                                                Worldwide, new mobile phone handset sales remain one of the high-growth segments of the consumer electronics market. According to a recent UBS report, sales of all handsets worldwide are expected to grow from 640 million units this year to 833 million units in 2007.

                                                As carriers increasingly offer next-generation phones to their subscribers, we believe that we will see at least two to three years of high growth rates for the installed base of next-generation mobile phones. We estimate that by the end of 2007 we will have as broad an opportunity to access mobile phone subscribers as the ring-tone publishers have today.

                                                We believe that we are well-positioned to take advantage of the growth of this expanded installed base for next-generation, game-capable handsets.  I want to spend a minute or two discussing our strategy for maintaining our position as the market continues to grow.

                                                Our publishing strategy is built on world-class distribution, product innovation and quality, and consumer branding.  These are the core values that define JAMDAT’s strategy and they are the core values that define the strategy of any successful consumer publisher. We have invested capital to create competitive advantage in each of these areas, and we will continue to do so in the future. I want to discuss each of these areas briefly in a little more detail.

                                                Great publishing businesses are built on a foundation of great distribution and we have invested and will continue to invest aggressively in building a global distribution network.  We concentrated on building out our North American distribution first and we have achieved strong market share position here in North America.  We turned our attention to Europe early in 2003, and in the most recent quarter, we tripled our European revenues from Q3 a year ago.

                                                In 2004, we have invested in building out our direct distribution platform in Asia. We opened offices in Japan and India, and at present, approximately 15% of our worldwide headcount is located in Asia. We launched direct distribution in Japan in October and we are now in a position to take advantage of market growth anywhere it happens — here in the U.S., in Western or Eastern Europe, Latin America, Asia, anywhere.

                                                We have also invested in research and development. We invest both in new products and also in new technology to help us deliver compelling entertainment to our customers — like our multiplayer client-server technology.  We have led the industry with some of the most popular interactive multiplayer games — including our award winning JAMDAT Bowling 2, Bejeweled Multiplayer and Scrabble games.  We have over 115,000 unique user ID’s for registered multiplayer game customers and we have managed 15 million multiplayer game sessions on our servers since April 2003.

                                                Our commitment to quality and innovation has not gone unrecognized — we won the BREW 2004 Game of the Year Award, as well as the G4 Media Best Mobile Game Award for our JAMDAT Bowling 2 and Bejeweled Multiplayer games, respectively.  We won five out of 15 Mobile Entertainment Awards in 2004 — the most by any publisher.

                                                Our JAMDAT Bowling title was just certified platinum by Sprint PCS, signifying one million paid downloads on the Sprint network alone. JAMDAT Bowling joined Tetris as the only other game to reach platinum status, with Pac-Man representing the only other game to break 500,000 units sold on Sprint.

                                                Finally, we have invested in the creation and licensing of intellectual properties and the JAMDAT brand.  We have relationships with all of the major North American sports leagues and with game companies like Activision for Tony Hawk’s Pro Skater and Atari for Hasbro titles like Scrabble and Yahtzee.  We think that these licenses have helped associate the JAMDAT brand with quality entertainment.

                                                At the same time, we have created great original properties that we own and control. In addition to our JAMDAT Bowling titles, we have created Lemonade Tycoon, JAMDAT Solitaire and Casino, JAMDAT Golf, and the JAMDAT Sports line. This investment in original properties has paid off — as the JAMDAT branded products have generated half our revenue during the first three quarters of 2004.

                                                Over the last three years, our customers around the world have downloaded over 25 million JAMDAT games to their mobile phones, each time getting at least one and usually many impressions of our brand.  We intend to make the JAMDAT brand synonymous with mobile entertainment, and we believe we are well on our way to achieving that goal.

                                                In summary, our business continues to grow profitably, and we see excellent prospects for sustaining strong annual growth through the end of the decade as game-capable mobile phones continue to proliferate worldwide.  We believe that our continued investment in distribution, research and development, and intellectual properties gives us a sustainable competitive advantage, and our strong balance sheet, with nearly $70 million of cash and a public currency, positions us to take advantage of any strategic opportunities that may present themselves in the future.

                                                And with that, I will turn it over to Michael Marchetti, our chief financial officer, who will take you through some of the numbers for this quarter.  Michael?

Michael Marchetti:                             Thanks, Mitch and good afternoon.

                                                The third quarter was another strong quarter for JAMDAT. As Mitch mentioned, Q3 was our eleventh consecutive quarter with double-digit sequential revenue growth, and we have posted strong operating income and positive net income for the last three quarters even as we have continued to invest to maintain and enhance our position in the market.

                                                Revenues for the third quarter of 2004 totaled $9.5 million, an increase of 133% over the $4.1 million recorded in the same period last year.

                                                For the nine months ended September 30, 2004, revenues were up over 200% to $25 million from $8.2 million in the same period last year.  We continue to expand revenues by geography, carrier and product.

                                                In fact, both our U.S. and international revenues have more than tripled over the comparable nine months last year, U.S. revenues have increased from $6.6 million to $19.9 million and International revenues have increased from $1.6 million to over $5 million.

                                                For Q3 2004, the U.S. represented 81% of our revenue. We are seeing strong and consistent growth in the U.S. with revenue up 162% from the comparable quarter last year.

                                                We also continue to effectively diversify our revenues by carrier; Verizon and Sprint, our top two carriers, represented 51% of our revenues in Q3 2004 down from 64% of our revenues in the comparable period last year.

                                                The combination of Cingular and AT&T, our number three carrier, represented 13% of revenue in Q3 2004, which is up substantially from only 3% of revenue for the comparable period last year.

                                                These three carriers serve over 100 million subscribers in the U.S., and we are well positioned to continue to grow our revenues as their subscribers’ transition to next generation handsets over the coming years.

                                                We are also committed to strategically expanding and diversifying our revenue base around the world.  It has been just over one year since we opened our international offices and our international wireless revenues are up over 380% from last year.

                                                We are continuing to strengthen our international presence; we opened an office in India in the third quarter and in October, our office in Japan launched JAMDAT products on KDDI.

                                                We also continue to show remarkable balance from a product revenue standpoint.  The JAMDAT Bowling titles accounted for 20% of revenue in Q3 2004, which is down from 26% of revenue in Q3 2003.

                                                We had approximately 94 products generate revenue during the nine months ending September 30, 2004, which is up from 49 products for the same period last year.  We generated approximately 80% of our revenues from 20% of our products.

                                                Approximately 31% of our Q3 revenue was from subscription, which is the same percentage for Q3 2003.  We are currently offering subscription based products on nine carriers, up from six carriers in the same period last year.

                                                JAMDAT branded applications accounted for 47% of revenues in Q3 and 50% of total revenues for the nine months ending September 30, 2004.

                                                Our gross margin for Q3 was 80%, which is down from 87% for the comparable period last year.  This decrease is a result of increased royalty payments associated with the increased sale of licensed properties as well as increased royalty payments for products that have earned royalties in excess of advances. License amortization costs also increased slightly as a result of increased licensing activity.

                                                Total operating expenses for the third quarter were $7.7 million, broken out as follows:

                                                $3.5 million on research and development,

                                                $1.3 million on selling and marketing expenses,

                                                $1.9 million on G&A expenses; and

                                                $1.0 million of non-cash stock amortization expense.

                                                Our full-time headcount at the end of Q3 was 215.  We have nearly doubled from 116 at the end of Q3 last year.  Over 60% of our full-time workforce is located outside the United States, and over 75% are in R&D.

                                                Approximately 24% of our research and development expense was external development, which is down from 34% in the same period in 2003.  This is the result of our increased product development activity in our excellent internal studio in Canada.

                                                Our continued investment in R&D is a critical aspect of our business and represents our pipeline of products for future revenue growth.  We expense our product development costs through R&D as it is incurred, we do not capitalize software development costs.  While this lowers our operating margins in the current quarter, it allows us to maintain our commitments to quality and innovation.

                                                Net income for the third quarter of 2004 was $8,000, or $0.00 per diluted share, compared to a loss of $949,000 in the year ago period.

                                                Q3 2004 includes approximately $1 million of non-cash stock compensation expense as a result of a re-measurement of deemed fair value of stock grants that were issued prior to the IPO.

                                                Net income for the nine months ended September 30, 2004, was $1.1 million or $0.24 per diluted share; compared with a loss of $5.2 million in the same nine-month period in 2003.

                                                Adjusted net income, which excludes amortization of stock compensation and other intangibles, and which we believe is an accurate measurement of our business and operations, was $1.1 million for the third quarter of 2004, or $0.21 per diluted share, an 11% operating margin, compared to an adjusted net loss of $248,000 in the third quarter of 2003.

                                                For the nine months ended September 30, 2004, adjusted net income was $3.9 million, or $0.80 per diluted share, a 15% operating margin, compared to an adjusted net loss of $1.6 million during the same period in 2003.

                                                The GAAP weighted average fully-diluted share count for Q3 and in the nine months ending September 30, 2004 was 5.2 million and 4.8 million respectively.  This number does not give effect to our recently completed IPO, which closed in the fourth quarter.

                                                Our estimate for weighted average fully diluted shares for Q4 2004 is 20.9 million.

                                                And now, turning to guidance.

                                                We are committed to continued and profitable growth in line with the market opportunity. As such, we are investing aggressively in licensing, product development, distribution and sales and marketing.  We believe that wireless gaming is in its infancy and that we are uniquely positioned to capture significant market share and press our early leadership position to ensure long-term growth and success.

                                                In the short term, this investment may lower our operating margins, but we believe it will result in the creation of more shareholder value over time.

                                                For the fourth quarter, we expect revenues of approximately $10.6 million; more than double the $5.2 million in Q4 2003.

                                                We expect net income of approximately $0.01 per diluted share and adjusted net income of approximately $0.04 per diluted share.

                                                The small decrease in operating margins is the result of increased license amortization costs due to new licenses and the extension of certain of our existing licenses; we expect gross margins to hold between 77% and 80%.

                                                Q4 R&D and sales and marketing costs will also increase in absolute terms due to increased investment in product development, particularly in Europe and Japan, and increased marketing expenses for the holiday season.

                                                We have scaled the company significantly over the last two quarters to take advantage of the opportunities we see in the wireless games market and position us to execute on our 2005 operating plan.

                                                We will discuss our 2005 plan in more detail on our next conference call; however, we anticipate operating margin expansion throughout 2005, and top line revenue growth consistent with the overall growth of the wireless games market.

                                                Research firms forecast that the mobile game market will triple in size over the next two years, reaching $1 billion by 2006 in the U.S. alone.

                                                We believe that the investment we have made over the past four years in building our global carrier distribution platform and world class product and brand portfolio along with our strong financial and competitive position will enable us to grow, and grow profitably, with the wireless game market over the coming years.

                                                Long-term, we believe 25% adjusted operating margins are achievable.

                                                Now I will turn it back to Mitch for some closing comments.

Mitch Lasky:                                        Thanks, Michael.  Again, we are pleased to be able to present such strong performance to you here today.  Execution is the cornerstone of everything we do at JAMDAT and we will continue to execute and remain focused on growing the business in a profitable manner.

                                                Looking forward to 2005 and beyond, we see many opportunities for our business.  We believe that we must invest today to create the maximum scale advantage for JAMDAT when the mobile gaming market matures. All of our investment initiatives will be implemented in order to deliver the highest possible long-term value to our shareholders.

                                                We intend to continue our strategy of delivering high-quality, innovative, well-branded applications to the U.S. market, and leveraging our success internationally through our global distribution system.  We believe that our customer-focused strategy, combined with the expansion of the existing installed base of next-generation, game-capable mobile phones, will continue to produce very attractive revenue and earnings growth for the company for the next several years.

                                                And at this point, I will open it up for some questions and answers.

Operator:                                              Absolutely sir.  The floor is now open for your questions, and if you do have a question, please press star followed by one on your touchtone phones at this time.  If, at any point your question is answered, you may remove yourself from the queue by pressing the pound key.  Questions will be taken in the order they are received, and we do ask that while posing your question, you pick up the handset to provide optimum sound quality.  Once again ladies and gentlemen, to pose your questions at this time, please press star followed one on your touchtone phones.  Please hold while we poll for the questions.  Our first question will come from Jeff Kvall of Lehman Brothers.

Jeff Kvall:                                             Mitch, Michael, thanks very much for taking the question.  First, Mitch for you, could you talk a little about your end customers and what you see the main drivers are there, and how growth is progressing.  I am particularly interested to know the market share at Verizon and Sprint and how that is holding up, perhaps as a percentage of sales as well.  And then Michael, could you comment on your, I mean you had talked in the past about 20 to 25% operating margin as a long-term target for the business.  Is there a timeframe that we should associate with that or is there a revenue level that we should think about in terms of those targets?  Thanks.

Mitch Lasky:                                        Thanks Jeff.  Taking the first part of the question, with respect to our end users, we see it fairly stable from where it’s been over the last couple of years, and again, you know, from our estimates and from the anecdotal and direct evidence that we have, still a large number of women, a very broad demographic with respect to age, and you know, consumption patterns again consisted, it remained relatively consistent.  We’re starting to see with the introduction of a larger amount of prepaid in the United States, and also some of the MB&O’s that have come online, the beginnings of sort of the teen market coming online, which we hadn’t seen here in the United States in the volumes that we’ve seen in Asia and in Europe in previous years.  And we find that an exciting development for the future.  With regard to … Michael, the second part of the question.

Michael Marchetti:                             Sure.  I mean operating margins, 20, 25%, we still think that is achievable in the next 12 to 18 months.  We’re finalizing our 2005 plan as we speak, but it has a lot to do with sort of how quickly we can scale back up over our current G&A expenses, which ramped up in anticipation going public, putting in all those processes.  Obviously, it’s still a fairly small company from a top line perspective, you know, adding half a million dollars of public company expenses had the biggest impact, frankly, on our Q3 margins and what we think will have a big effect on Q4.  Although G&A is coming down significantly as a percentage of revenue, in absolute dollar terms, it is still fairly large given the size of our company.  But yeah, we are comfortable at 20, 25% in the next 12 to 18 months.

Jeff Kvall:                                             Perfect. Thank you both very much.

Operator:                                             Thanks. Our next question will come from Karen Russillo of Merrill Lynch.

Karen Russillo:                                   Hi, yeah, thank you.  Just a couple of quick questions.  One, with respect to the subscription revenue on the quarter, do you have a target or, I guess, a goal that you’re trying to get, move your revenue that direction, first.  And then secondly, just in terms of the guidance for next quarter, do we kind of break up the kind of the up tick in expenses evenly across each of the items, or do you think you’ll be seeing a little bit more in any one particular group?

Michael Marchetti:                             Sure.  First, on the subscription revenue, it has actually been running remarkably consistent in the 30 to 32% range over almost the last two years.  It kind of grows in a lock step with the growth of the overall market.  So, we get as many subscribers as we do new purchasers, but, given the lower purchase price for subscriptions, it kind of averages out to about a third of our revenue.  A lot of the new applications that we are launching, multi-player games particularly, only are subscription.  And as I said, we’ve increased our number of carriers that offer these types of billing from six to over to nine, and we think the European markets will start adding that kind of service as well in 2005.  So, we don’t have a specific target.  Obviously, it’s more a function of if there’s a carrier having the billing record in place to allow us to do that, and can we offer the end-user a value proposition where that makes sense.

                                                                As to the break down for Q4 in terms of expenses, I would say the biggest, it’s probably, it’s fairly much across the board, I mean G&A should be relatively flat from a dollar standpoint. Selling, sales and marketing will be up probably the most in percentage terms, but not significantly on the dollar basis, and G&A, R&D will also be up probably, again, a couple hundred thousand dollars in actual dollars, not a huge increase in percentage basis. So somewhat across the board, flat sort of on the G&A line.

Karen Russillo: Are you doing anything different this year in terms of sales and marketing in order to trying to get that revenue number higher?

Mitch Lasky:                                        We are trying a variety of new activities on the sales and marketing front. Last year in the Christmas season, we did some in theater advertising in conjunction with The Lord of the Rings launch. We don’t have a Lord of the Rings film in theatres this Christmas. So, we’re looking at more in-store activities, we’re doing a lot more direct marketing sort of joint ventures, if you will, with our carrier partners where we invest and they invest in a particular program. So, I think we’re moving a little bit away this Christmas from buying media and more looking at point of sale and partnership opportunities.

Michael Marchetti:                             And we’ll be doing a little bit more of individual product marketing in Q4 as well, as we did stuff with the NFL with T-Mobile in Q3, and I think we’re going to be doing some stuff in Q4 around the NBA and some other products.

Karen Russillo:                                   Okay, great. Thank you very much.

Mitch Lasky:                                        Thanks, Karen.

Operator:                                              Our next question will come from the line of Jim Callinan of RS Investments.

Jim Callinan:                                       Hi guys.  I just wanted to kind of have you guys talk about download trends, there’s been some public companies that have reported, obviously Cingular, Infospace, and such.  You know, Cingular had 22% data growth quarter-over-quarter, you know, the download volumes at Infospace were 40%, and you guys, you know, on some of those calls has had the game growth was faster than even 40%.  So, I’m kind of wondering  what happened in your quarter that you only had sort of 13%, or you know, low double-digits sequential unit growth.  That’s my first question.

Mitch Lasky:                                        Sure, I’ll take that.  So what, you have to figure out what percentage of the revenue at those other companies was actually games, and you know, we know it’s a de minimus amount.  So, the growth from a net base, you know, is a very small number.  Nobody else breaks out their wireless game revenue.  It’s mostly they’re talking about ring tone revenue or ring tone downloads, which obviously are much higher just given the low unit costs.  So, we consider these strong, consistent download growth trends, across all of our carriers.  It’s just that we have the largest sort of share of actual game revenue of any of those companies.  So yeah, we’re not seeing 40%, if you will, sequential growth rate on the game download side.  It’s more in line with the ability of the carriers to get new handsets in to the market that can access our games.

Jim Callinan:                                       For the carriers, this data comes from some of the carriers themselves, that, you know, the monthly sequential growth has been running in downloads 10% to 7% at some carriers.  And when you ask them, you know, what’s growing fastest, they say games.  So are you losing a lot of share at a certain carrier or something, you know, to have this download growth be so much lower than the industry?

Mitch Lasky:                                        No, and I think the other thing that maybe masking this a bit is, I think is, you know, which carrier that you’re talking to.  I think on Sprint and Verizon, who already …

Jim Callinan:                                       Both of your carriers.

Mitch Lasky:                                        But yet who has very robust games businesses, I think our growth was well in line with theirs.  I think we saw sequential growth rates in the mid teens on both of those carriers.

Jim Callinan:                                       You’re, obviously not, not monthly, but quarterly.  Quarterly, yeah, they were talking monthly.

Mitch Lasky:                                        Yeah, again, I don’t have an answer for why that’s different.  I think in general, you know, we felt that we were growing with the market from all the indications that we had.

Jim Callinan:                                       And secondly, the gross margin hit was more than I think people expected.  And I think you guys had kind of said on the roadshow that, you know, obviously, you know, a number, you know, you’re kind of running at I think 83 last quarter, and I didn’t think it would come down so dramatically.

And now you’ve guided sort of to, we’re now into the 70’s.  For next quarter, it’s, so I’m getting a sense, I just want to get a sense of exactly what’s going on there.  Is there also a component of rev share that’s hurting you somewhat?  Because I saw the two on Get It Now!, and also on your own site that there’s some 799 games.  So, I thought there might have been an upward bias to the pricing as well.

Michael Marchetti:                             Yeah, no, we didn’t.  There’s no web service, so we’d never get that in.  About the only thing that would affect our gross margin is our license payments to licensors.  And the downtick in Q3 is, it’s sort of, it’s more a mix issue of what applications may end up the predominance of the revenue in Q3.

Jim Callinan:                                       Well, I meant more of the, you know, the hit to revenue intensity.  If your revenue intensity went down, it went, might hurt some of the more fixed costs and gross margins, you know, from an absorption standpoint.  But there was no revenue change in rev share change?

Michael Marchetti:                             No.  No, there was no rev share change in Q2 to Q3.

Jim Callinan:                                       Okay.  Will there be some going forward?

Michael Marchetti:                             None that we have, none with any contract that we currently are in negotiations with or have recently signed up.

Jim Callinan:                                       Also, on the, there was a question asked on the roadshow that was like you guys were talking about the sort of a 70/30 mix of revenues, which you announced, which you kind of confirmed on this call.  I think it sounded like you picked up slightly if you went to 31% of revs from subscriptions.  But you had mentioned something that on a volume basis that it was more like a 50/50 growth rate.  So I was, I think I was expecting, and maybe I want to get your outlook going forward on the mix of subscriptions versus downloads.

Mitch Lasky:                                        Yeah, just to be clear, it’s 31% of revenues.  But the subscriptions are typically priced much less expensively than the one-time downloads, and therefore from a volume transaction volume perspective, the transaction volumes are closer to 50/50.  And that, because of the difference in pricing, that results in the 70/30 mix split from a revenue perspective.  Does that make sense?

Operator:                                              Again sir, if there are any questions, please press star followed by one on your touchtone phones at this time.  Mr. Lasky, it appears that we have no further questions at this time.

Mitch Lasky:                                        But one, I think we’re seeing some here.  Hang on.

Operator:                                              We do have a question from Mike Wallace of UBS.

Mike Wallace:                                      Hey guys.

Mitch Lasky:                                        Hi Mike.

Mike Wallace:                                     Just a quick question about the numbers, Mike.  What’s the stock comp expected in Q4?  And number two is, as far as the higher expenses in the fourth quarter, I mean it’s a bigger jump and obviously lower net than what I was thinking about.  And I was just curious, when did this come up?  Is it after the IPO, you had a lot of cash, there were more opportunities out there, you need to spend a little more, are licenses costing more, is there more competition, do you feel the need to spend?  I’m just curious, you know, what’s changed, why the sales and marketing, R&D are going to be higher.

Michael Marchetti:                             Just quick on the stock comp, it’ll be about $630, $640,000 for Q4.

Mike Wallace:                                     Okay.

Michael Marchetti:                             And the biggest jump that we have is actually from our international development, Japan and the UK in particular, where we started doing some more localized development.  In the UK, we’re launching Toca and Rally products in the UK, which are licenses that we picked up in the UK from  Codemasters, and just some development over there.  Obviously, the Euro appreciation costs us more doing development in Euros.  We are also launching a football manager product in Europe.  In Japan as well, we launched products in Japan in Q3, and some of that R&D, some of that expense is going into Q4, so that’s for the products that they’ve been working on.  So it’s, you know, the biggest jump that we had was clearly on the product development side.

Mike Wallace:                                     And these new games you just mentioned, are these going out this quarter, or this early next ...

Michael Marchetti:                             Q4, it’s going out in Q4.

Mike Wallace:                                     Okay.  Okay, thanks.

Operator:                                              Again ladies and gentlemen, as a final reminder, if you do have a question at this time, please press star followed by one on your touchtone phones.  Mr. Lasky, there appear to be no further questions.

Mitch Lasky:                                        Okay, thank you very much.

Operator:                                              Thank you ladies and gentlemen.  This concludes today’s teleconference.  Please disconnect your lines at this time, and enjoy the rest of your day.